EXHIBIT 99.1

SCHOOL SPECIALTY, INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

FISCAL YEARS ENDED APRIL 24, 2010, APRIL 25, 2009 AND APRIL 26, 2008

Description	Date	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions	Balance at End of Period	Date
Allowance for doubtful accounts	April 28, 2007	4,801,000	1,101,000	(926,000	)(a)	(741,000)	4,235,000	April 26, 2008
	April 26, 2008	4,235,000	1,411,000	—		(1,314,000)	4,332,000	April 25, 2009
	April 25, 2009	4,332,000	597,000	(1,398,000	)(b)	(1,427,000)	2,104,000	April 24, 2010

Restructuring reserve	April 28, 2007	225,000	—	—		(225,000)	—	April 26, 2008
	April 26, 2008	—	3,912,000	—		(2,467,000)	1,445,000	April 25, 2009
	April 25, 2009	1,445,000	4,010,000	—		(3,929,000)	1,526,000	April 24, 2010

(a)	Represents the allowance for doubtful accounts reduced as a result of the disposal of the School Specialty Media business unit.
(b)	Represents the allowance for doubtful accounts reduced as a result of the divestiture of the majority of the School Specialty Publishing business unit.